T:\flh\series\10f-3diversifiedbond
The Prudential Series Fund
For the period ended 6/30/08
File number 811-03623


                          SUB-ITEM 77-0

          Transactions Effected Pursuant to Rule 10f-3


I.    Name  of Fund:  The Prudential Series Fund - SP  Small  Cap
Growth Portfolio

1.   Name of Issuer:  Virgin Mobile

2.   Date of Purchase:  October 10, 2007

3.   Number of Securities Purchased:  27,500,000

4.   Dollar Amount of Purchase:  $412,500,000.00

5.   Price Per Unit:  $15.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom purchased:  Lehman Brothers

7.   Other Members of the Underwriting Syndicate
     Lehman  Brother Inc., Merrill Lynch, Pierce, Fenner &  Smith
     Incorporated,  Bear,  Stearns & co. Inc.,  Raymond  James  &
     Associates, Inc., Thomas Weisel partners LLC.